P&G

                                                    THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202

                                                           FOR IMMEDIATE RELEASE


               P&G INCREASES SECOND QUARTER SALES AND EPS GUIDANCE
                        TOWARD TOP END OF PREVIOUS RANGES
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         CINCINNATI, Dec 13, 2005 - The Procter & Gamble Company (NYSE: PG)
updated previously announced sales and earnings per share guidance for the October to December quarter. The company said it now expects sales growth of 25% to 26% for the quarter, toward the top end of the previously announced range of 23% to 26%. P&G stated that its confidence in the top line is due to strong performance on both the P&G and Gillette businesses and better than expected pricing contribution.

         P&G now expects organic sales growth of six percent to seven percent led by the household care and beauty businesses. Organic sales growth excludes the impacts of foreign exchange and acquisitions and divestitures.

         The Gillette global business unit, which is comprised of the Blades & Razors and Duracell & Braun businesses, is expected to deliver stronger sales growth than previously anticipated. P&G previously anticipated flat to low-single digit sales growth versus a very strong base period when sales grew 17% driven by the M3 Power and Braun Activator innovations as well as broad-based geographic strength, especially in developing markets.

         P&G also stated it now expects earnings per share of $0.68 to $0.69 for the quarter, toward the top end of the previously announced range of $0.66 to $0.69 per share. The improvement in the EPS outlook is due to lower than anticipated dilution in the quarter from the Gillette acquisition. The company now expects Gillette dilution to be 8 to 10 cents per share for the quarter compared to previous estimates of 9 to 12 cents per share. This change is driven by refined timing forecasts for SG&A costs.

         The Company continues to expect Gillette dilution for the fiscal year to be in the $0.20 to $0.26 per share range.

FORWARD LOOKING STATEMENTS
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         All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company's merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of the Gillette transaction; (3) the ability to manage and maintain key customer relationships;
(4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the Company's announced plan to repurchase shares of the Company's stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products;
(10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.


ABOUT P&G
---------
         Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella, Gillette(R), and Braun. The P&G community consists of almost 140,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G MEDIA CONTACT:
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In the US:  1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
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Chris Peterson - (513) 983-2414